CUSIP No. 81371G 10 S                   13D                        PAGE 37 of 62
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                                    EXHIBIT 2

               Certificate of Designations of the Preferred Stock

                                       of

                              THE IXATA GROUP, INC.

                                To be Designated

                      Series C Convertible Preferred Stock

                  The IXATA Group, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly adopted the following resolution:

RESOLVED: That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of four million two hundred thirty-five thousand four hundred and sixty-one (4,235,461) shares, to be designated "Series C Convertible Preferred Stock" (hereinafter "Series C Preferred"); that the Board of Directors be and hereby is authorized to issue such shares of Series C Preferred from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series C Preferred shall be as follows:

     1. Dividend Provisions. The Corporation shall not declare or pay any distributions on shares of Common Stock, until the holders of the Series C Preferred then outstanding shall have first received, or simultaneously receive, out of any assets legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation), a distribution on each outstanding share of Series C Preferred in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Series C Preferred is then convertible. Such dividends shall not be cumulative.

     2. Liquidation.

     (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series C Preferred shall be entitled to receive in respect of each share of Series C Preferred then held by such holder, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) the purchase price for such shares (the "Liquidation Preference") (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus an amount equal to eight percent (8%) of the Liquidation Preference per annum (compounded annually) from the original issue date of such shares, or (ii) the amount that would have been payable to such holder pursuant to Section 2(b) below if immediately prior to such distribution all shares of Series C Preferred had been converted to Common Stock at the then


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effective  conversion rate pursuant to Section 5 below.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) Remaining Assets.  Upon the completion of the distribution  required by
Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

     (c) Certain Acquisitions.

         (i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if, with the written consent of the holders of at least 66% of the Series C Preferred, the Corporation shall sell, convey, or otherwise dispose of or encumber, other than for capital leases, all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i) shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) to an issuance of Common Stock or Preferred Stock resulting in such a change in voting power which is consented to in writing by the holders of at least a majority of the then outstanding shares of Series C Preferred or, (iii) a merger in which the Corporation is the surviving entity and its Common Stock is not exchanged for any securities or property. Upon the occurrence of a deemed liquidation in accordance with this Section 2(c), the holders of Series C Preferred shall surrender the shares to the Company, and such shares shall no longer be deemed to be outstanding.

         (ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                 (A) Securities not subject to investment letter or other similar restrictions on free marketability:


                 (I) If traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                 (II) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                 (III) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series C Preferred.


         (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the


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holders  of at least a  majority  of the  voting  power of all then  outstanding shares of Series C Preferred.

         (iii) Notice of Transaction. The Corporation shall give each holder of record of Series C Preferred written notice of any impending transaction listed above in Section 2(c)(i) not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series C Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series C Preferred.

         (iv) Effect of  Noncompliance.  In the event the  requirements  of this
Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series C Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

     3. Redemption.

     (a) At any time after January 1, 2005, provided at least forty-five (45) days written notice has been given to the Corporation by the holders of not less than a majority of the then outstanding shares of Series C Preferred that the Series C Preferred be redeemed, the Corporation shall, from funds legally available therefor, redeem all outstanding shares of Series C Preferred in two equal annual installments. The Corporation shall effect such redemption of the Series C Preferred as of the date specified in the notice or otherwise specified herein (the "Redemption Date") by paying in respect of each such share to be redeemed an amount equal to the greater of (i) the sum of (A) the Liquidation Preference (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus (B) an amount equal to eight percent (8%) of the Liquidation Preference per annum (compounded annually) from the original issue date of such share until the applicable Redemption Date, or (ii) the Fair Market Value (as determined pursuant to subsections (d) and (e) below) of such shares (the price determined pursuant to clauses (i) or (ii), as the case may be, is referred to herein as the "Redemption Price"), in exchange for each share of Series C Preferred to be redeemed (as adjusted for any stock dividends, combinations or splits with respect to such shares).

     (b) At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Series C Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (c), on or after the Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the


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shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (c) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series C Preferred designated for redemption in the Redemption Notice for redemption as of the Redemption Date as holders of shares of Series C Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series C Preferred to be redeemed on such date, the holders of a majority of the outstanding shares of Series C Preferred shall be entitled to cause a Sale of the Company, in accordance with Section 4 below. In addition, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of shares of Series C Preferred. The shares of Series C Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

     (d) The Fair Market Value of the shares of Series C Preferred shall be determined by assuming conversion of the Series C Preferred into Common Stock at the Conversion Price (as defined in Section 5 below), and then valuing the Common Stock as follows:

If the Common Stock is listed on a national securities exchange, the Nasdaq National Market or another nationally recognized exchange or trading system, the Fair Market Value per share of Common Stock shall be deemed to be the average last reported sale prices per share of Common Stock thereon over the thirty-day period prior to the Exercise Date; or, if no such price is reported on such date, such price on the next preceding business day.

         (i) If the Common Stock is not listed on a national securities exchange, the Nasdaq National Market or another nationally recognized exchange or trading system, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under an employee benefit plan of the Company); and, upon request of the holders of Series C Preferred, the Board of Directors (or a representative thereof) shall promptly notify the holders of Series C Preferred of the Fair Market Value per share of Common Stock. Notwithstanding the foregoing, if the Board of Directors has not made such a determination within the three-month period prior to the Redemption Date, then (A) the Fair Market Value per share of Common Stock shall be the amount next determined by the Board of Directors to represent the Fair Market Value per share of Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under an employee benefit plan of the Company), (B) the Board of Directors shall make a determination within 15 days of a request by the holders of Series C Preferred that it do so, and (C) the Redemption shall be delayed until such determination is made.

     4. Sale of Company.

     (a) Third Party Transaction. Notwithstanding anything to the contrary contained herein, at any time after January 1, 2005, if the holders of a majority of the then outstanding shares of Series C Preferred request a redemption and the Corporation is unable to redeem all outstanding shares of Series C Preferred for which redemption is requested, any holder or holders of a majority of the outstanding shares of Series C Preferred shall have the right to seek a Sale of the Corporation (as defined below) and produce a third party or parties to acquire, subject to any requisite approvals of the Corporation's stockholders, (i) all of the issued and outstanding capital stock of the Corporation (whether by merger,


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consolidation or sale or transfer of stock) or (ii) all or substantially  all of the Corporation's assets on a consolidated basis (any such acquisition is referred to as a "Third Party Transaction"); provided, however, that if any of the Proposing Stockholders (as defined below) or any Significant Holder (as defined below) of any such Proposing Stockholders shall be a Significant Holder of the Independent Third Party (as defined below), such Sale of the Corporation to the Independent Third Party shall also require the approval of a Majority of the Qualified Directors (as defined below) and no Sale Notice (as defined below) may be given until such approval is obtained. The holder or holders proposing shall notify the Corporation prior to commencing any actions in connection with such transaction.

     (b) Conditions to Obligation. Any Third Party Transaction shall be subject to the satisfaction of the following conditions: (i) upon consummation of the Third Party Transaction, all holders of Common Stock shall receive the same form and amount of consideration per share of Common Stock (including for this purpose amounts allocated to noncompetition, consulting and other arrangements), or if the holders of Common Stock are given an option as to the form and consideration to be received, all holders shall be given the same option and
(ii) the purchase agreement for such Third Party Transaction shall not provide for any indemnification by a Stockholder in excess of the amount of consideration to be received by such Stockholder upon the consummation of the Third Party Transaction.

     (c) Definitions. For purposes of this Section 4, the following definitions apply:

         (i) "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Corporation's Common Stock on a fully-diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

         (ii) "Majority of the Qualified Directors" shall mean a majority of those directors of the Corporation who (x) do not own, directly or indirectly, more than 1% of the outstanding voting or equity securities of the Independent Third Party (a "Conflicting Interest") and (y) were not appointed as a director of the Corporation by a shareholder of the Corporation which (A) holds a Conflicting Interest or (B) has a Significant Holder that holds a Conflicting Interest.

         (iii) "Sale of the Corporation" means the sale of the Corporation to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (I) capital stock of the Corporation possessing the voting power under normal circumstances to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock) or (II) all or substantially all of the Corporation's assets determined on a consolidated basis.

         (iv)  "Significant   Holder"  of  a  Person  that  owns,   directly  or
indirectly, 5% or more of the voting securities or 5% or more of the equity securities of such Person.


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     5.  Optional  Conversion.  The  holders  of Series C  Preferred  shall have conversion rights as follows (the "Conversion Rights"):


     (a) Right to Convert. Each share of each series of Series C Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00, by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price for the Series C Preferred shall initially be $.10. Such initial Conversion Price, and the rate at which shares of Series C Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     In the event of a notice of redemption of any shares of Series C Preferred pursuant to Section 3 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the third full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C Preferred.

     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

     (c) Mechanics of Conversion.

         (i) In order for a holder of Series C Preferred to convert shares of Series C Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred, at the office of the transfer agent for the Series C Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. The certificate will bear an appropriate legend setting forth any restrictions applicable to the shares.

         (ii) The Corporation shall at all times when the Series C Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly


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and legally  issue fully paid and  nonassessable  shares of Common Stock at such adjusted Conversion Price.

         (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

         (iv) All shares of Series C Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series C Preferred so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred accordingly.

         (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (d) Adjustments to Conversion Price for Diluting Issues:


         (i) Special Definitions. For purposes of this Section 5, the following definitions shall apply:


                 (A)  "Option"  shall  mean  rights,   options  or  warrants  to
subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                 (B) " Original Issue Date" shall mean the date on which a share of Series C Preferred was first issued.

                 (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

                 (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

                        (I) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Original Issue Date;

                        (II) shares of Common Stock issued or issuable as a dividend or distribution on Series C Preferred;

                        (III) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5(e), 5(f) or 5(g) below;

                        (IV) up to ten million shares of Common Stock (or Options with respect thereto) (subject in either case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued or issuable to employees or directors of, or consultants to, the Corporation or its subsidiaries pursuant to a plan or arrangement approved by the Board of Directors of the Corporation (provided that any Options for such shares that expire or terminate unexercised shall not be counted toward such maximum number); or


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                        (V) shares of Common  Stock equal to, in the  aggretate,
less than 1% of the outstanding shares of Common Stock.

         (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series C Preferred is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 51% of the then outstanding shares of Series C Preferred agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

         (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options (excluding Options covered by Subsection 5(d)(i)(D)(IV) above) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                 (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                 (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                 (C) Upon the expiration or termination of any such unexercised Option or unconverted Convertible Security, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such Options or Convertible Securities been made upon the basis of the issuance of only the number of Additional Shares of Common Stock, if any, theretofore actually delivered upon the exercise of such options or upon the conversion of such Convertible Securities;

                 (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and


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                 (E) No  readjustment  pursuant to clause (B) or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional
Shares  of  Common  Stock  between  the  original   adjustment   date  and  such
readjustment date.

         In the event the Corporation, after the Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after such Original Issue Date), then such Options or Convertible
Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

         (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including
Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 5(f) or upon a stock split or combination as provided in Subsection 5(e)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for the issue of the Additional Shares of Common Stock (determined pursuant to Subsection 5(d)(v)).

         (v) Determination of Consideration. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                 (A) Cash and Property: Such consideration shall:

                        (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                        (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                 (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

              (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by


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              (y) the maximum  number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for such series then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

         (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

         (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

         (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of Series C Preferred shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series C Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such
securities   receivable  by  them  as  aforesaid  during


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such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C Preferred; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series C Preferred had been converted into Common Stock on the date of such event.

         (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this
Section 5), then, following any such reorganization, recapitalization, consolidation or merger, each share of Series C Preferred shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred.

         (i) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred against impairment.

     (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred.

     (k) Notice of Record Date. In the event: (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the

         (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series C Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for a purchase any shares of stock of any class or any other securities, or to receive any other right; or


         (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or


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         (iii) of the  voluntary  or  involuntary  dissolution,  liquidation  or winding-up of the Corporation, then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Series C Preferred a notice specifying, as the case may be, (i) the record date for such dividend,
distribution  or  right,   and  the  amount  and  character  of  such  dividend,
distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series C Preferred) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for
securities   or   other   property   deliverable   upon   such   reorganization,
reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the record date or effective date for the event specified in such notice.

     6. Voting Rights; Directors.

     (a) Except as otherwise provided herein, including subsection (b) below, or by law, the holder of each share of Series C Preferred shall have the right to the number of votes as is equal to the number of shares of Common Stock into which such Series C Preferred could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series C Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     (b) NextGen Fund II, L.L.C. and NextGen SBS Fund II, L.L.C. (the "Funds") shall be entitled to elect a majority of the Board of Directors of the Corporation, subject to the following:

         (i) If the Second Closing (as defined in the Series C Convertible Preferred Stock and Series C Convertible Preferred Stock Warrant Purchase Agreement dated as of December 4, 2000, by and among the Corporation and the purchasers listed on Exhibit A attached thereto) has not occurred on or before April 1, 2001, the Funds shall cause one of their appointed directors, as soon as practicable, to resign by sending an executed letter of resignation to the Company. Before April 2, 2001, there will be no more than five members of the Corporation's Board of Directors.

         (ii) If the number of shares of Series C Preferred beneficially owned by the Funds falls below 750,000 but remains above 499,999, the Funds shall cause one of their appointed directors, as soon as practicable, to resign by sending an executed letter of resignation to the Company.

         (iii) If the number of shares of Series C Preferred beneficially owned by the Funds falls below 500,000 but remains above 174,999, the Funds shall cause, in the aggregate, two of their appointed directors, as soon as practicable, to resign by sending executed letters of resignation to the Company.

         (iv) If the number of shares of Series C Preferred beneficially owned by the Funds falls below 175,000, the Funds shall cause, as soon as practicable, all of their appointed directors to resign by sending an executed letter of resignation to the Company.


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         A  vacancy  in a  directorship  caused  by a  resignation  required  by subparagraphs (i) through (iv) above may be filled solely by the remaining members of the Board of Directors of the Corporation not appointed by the Funds. A vacancy in a directorship for which the original director was appointed by the Funds (other than a vacancy caused by a resignation required by subparagraphs
(i) through (iv) above) shall be filled solely by the Funds. No holder of Common Stock, in its capacity as such, may vote to remove any director elected exclusively by the Funds pursuant to this Section 6(b).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed as of December 1, 2000.

THE IXATA GROUP, INC.                                Attest:

  /s/ Paul Silverman                                 /s/ Andrew Kent
  ------------------                                 ---------------



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                           CONSENT OF REGISTERED AGENT

         I hereby consent to my appointment as Registered Agent of the Corporation in the foregoing Certificate of Designation effective December 1, 2000, regardless of the actual date of my execution of this Consent.

                                                      --------------------------